Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Madison Square Garden Entertainment Corp.:

We consent to the use of our report dated August 28, 2020, with respect to the consolidated balance sheet of Madison Square Garden Entertainment Corp. as of June 30, 2020 and the combined balance sheet (the entertainment business of Madison Square Garden Sports Corp.) as of June 30, 2019, the related consolidated and combined statements of operations, comprehensive income (loss), cash flows, and equity and redeemable noncontrolling interests for the year ended June 30, 2020, and the combined statement of operations, comprehensive income (loss), cash flows, and equity and redeemable noncontrolling interests for each of the years in the two-year period ended June 30, 2019, and the related notes and financial statement schedule II, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

Our report refers to a change in the accounting method for leases effective July 1, 2019 due to the adoption of ASC Topic 842, Leases and for revenue effective July 1, 2018 due to the adoption of ASC Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

New York, New York

May 6, 2021